Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204780

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated July 31, 2015

1,176,470 Shares of Common Stock
Warrants to Purchase up to 1,176,470 Shares of Common Stock

This prospectus supplement no. 1 supplements the prospectus dated July 31, 2015, or our prospectus, relating to the offering and sale by Eyegate Pharmaceuticals, Inc. of 1,176,470 shares of common stock and warrants to purchase up to an aggregate of 1,176,470 shares of common stock.

This prospectus supplement no. 1 incorporates into our prospectus the information contained in our attached Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 12, 2015.

You should read this prospectus supplement no. 1 in conjunction with our prospectus, including any supplements and amendments thereto. This prospectus supplement no. 1 is qualified by reference to our prospectus except to the extent that the information in this prospectus supplement no. 1 supersedes the information contained in our prospectus.

This prospectus supplement no. 1 is not complete without, and may not be delivered or utilized except in connection with, our prospectus, including any supplements and amendments thereto.

Our common stock and warrants are listed on The NASDAQ Capital Market under the symbols “EYEG” and “EYEGW,” respectively. On August 11, 2015, the last reported sale price of our common stock on The NASDAQ Capital Market was $5.15 per share and the last reported sale price of our warrants on The NASDAQ Capital Market was $1.37 per warrant.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for our prospectus, including any supplements and amendments thereto, and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of our prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if our prospectus, including any supplements and amendments thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is August 12, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File No. 001-36672

EYEGATE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0443284
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

271 Waverley Oaks Road

Suite 108

Waltham, MA 02452

(Address of Principal Executive Offices, including zip code)

(781) 788-9043

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     ☒   Yes     ☐   No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     ☒    Yes     ☐   No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐		Accelerated filer	☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):     ☐   Yes     ☒   No

At August 12, 2015, there were 7,653,563 shares of the registrant’s common stock outstanding.

EYEGATE PHARMACEUTICALS, INC.

Table of Contents

QUARTERLY REPORT ON FORM 10-Q

For the Period Ended June 30, 2015

INDEX

		Page
PART I-FINANCIAL INFORMATION

Item 1.	Financial Statements.	2

	Consolidated Balance Sheets as of June 30, 2015 (unaudited) and December 31, 2014	2

	Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2015 and 2014 (unaudited)	3

	Consolidated Statements of Convertible Preferred Stock Non-Controlling Interests and Stockholders’ Equity (Deficit) (unaudited) for the Six Months Ended June 30, 2015	4

	Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2015 and 2014 (unaudited)	5

	Notes to Condensed Consolidated Financial Statements	6

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.	21

Item 3.	Quantitative and Qualitative Disclosures about Market Risk.	29

Item 4.	Controls and Procedures.	29

PART II-OTHER INFORMATION

Item 1.	Legal Proceedings.	30

Item 1A.	Risk Factors.	30

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.	30

Item 3.	Defaults Upon Senior Securities.	31

Item 4.	Mine Safety Disclosure.	31

Item 5.	Other Information.	31

Item 6.	Exhibits.	31

SIGNATURES		32

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains statements that are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The forward-looking statements are principally, but not exclusively, contained in “Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about management’s confidence or expectations, and our plans, objectives, expectations and intentions that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “goals,” “sees,” “estimates,” “projects,” “predicts,” “intends,” “think,”“potential,” “objectives,” “optimistic,” “strategy,” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in detail under the heading “Item 1A. Risk Factors” beginning on page 25 of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, or the SEC, on March 31, 2015, or the Annual Report. You should carefully review all of these factors, as well as other risks described in our public filings, and you should be aware that there may be other factors, including factors of which we are not currently aware, that could cause these differences. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this report. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

Eyegate Pharmaceuticals, Inc. is referred to herein as “we,” “our,” “us,” and “the Company.”

1

PART I-FINANCIAL INFORMATION

Item 1.    Financial Statements.

EYEGATE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,273,965	$167,001
Prepaid expenses and other current assets	133,649	26,443
Current portion of refundable tax credit receivable	22,501	25,336
Total current assets	1,430,115	218,780
Property and equipment, net	573	1,257
Restricted cash	20,000	-
Deferred offering costs	68,517	1,148,994
Other assets	37,112	37,439
Total assets	$1,556,317	$1,406,470
LIABILITIES, CONVERTIBLE PREFERRED STOCK, NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Grants payable	$-	$36,401
Accounts payable	337,610	565,947
Accrued expenses	304,998	913,063
Convertible notes due to stockholders, net (aggregate principal outstanding of $3,376,573 at December 31, 2014)	-	3,205,504
Warrant liability	-	303,102
Total current liabilities	642,608	5,024,017
Commitments and contingencies (Note 12)
Convertible preferred stock and non-controlling interests: (classified as temporary equity)
Series A convertible preferred stock, $0.01 par value, 2,483,692 shares authorized; 0 and 2,483,692 shares issued and outstanding at June 30, 2015 and December 31, 2014 (liquidation value of $5,960,863 at December 31, 2014)	-	254,525
Series B convertible preferred stock, $0.01 par value, 13,794,259 shares authorized; 0 and 8,073,508 shares issued and outstanding at June 30, 2015 and December 31, 2014 (liquidation value of $7,023,952 at December 31, 2014)	-	6,926,180
Series C convertible preferred stock, $0.01 par value, 5,161,236 shares authorized; 0 and 3,351,156 shares issued and outstanding at June 30, 2015 and December 31, 2014 (liquidation value of $5,857,140 at December 31, 2014)	-	5,745,127
Series D convertible preferred stock, $0.01 par value 24,023,485 shares authorized; 0 and 19,557,392 shares issued and outstanding at June 30, 2015 and December 31, 2014 (liquidation value of $23,762,876 at December 31, 2014)	-	23,482,834
Non-controlling interests	-	6,780,588
Total convertible preferred stock and non-controlling interests	-	43,189,254
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 10,000,000 shares authorized, 0 issued and outstanding at June 30, 2015	-	-
Common stock, $0.01 par value: 100,000,000 shares authorized; 6,477,093 shares issued at June 30, 2015 and 201,787 shares issued at December 31, 2014	64,771	2,018
Additional paid-in capital	62,012,640	10,055,613
Accumulated deficit	(61,209,768)	(56,862,152)
Shareholder notes receivable	(58,824)	(58,824)
Accumulated other comprehensive income	104,890	56,544
Total stockholders’ equity (deficit)	913,709	(46,806,801)
Total liabilities, convertible preferred stock, non-controlling interests and stockholders’ equity (deficit)	$1,556,317	$1,406,470

See accompanying notes to the condensed consolidated financial statements.

2

EYEGATE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Operating expenses:
Research and development	$604,108	$92,435	$925,547	$310,303
General and administrative	939,487	510,244	1,722,333	1,166,460
Total operating expenses	1,543,595	602,679	2,647,880	1,476,763
Other income (expense), net:
Research and development tax credit	-	22,575	-	25,515
Interest income	2,242	324	2,406	631
Interest expense	-	(62,154)	(1,920,146)	(94,209)
Change in warrant liability	-	(5,000)	223,172	(5,000)
Other income (expense), net	-	-	9
Total other income (expense), net	2,242	(44,255)	(1,694,559)	(73,063)
Net loss	(1,541,353)	(646,934)	(4,342,439)	(1,549,826)
Deemed dividend on preferred stock	-	-	(8,222,008)
Net income attributable to non-controlling interests	-	(58,314)	(5,177)	(117,262)
Net loss attributable to Eyegate Pharmaceuticals, Inc. common stockholders	$(1,541,353)	$(705,248)	$(12,569,624)	$(1,667,088)
Net loss per common share - basic and diluted	$(0.24)	$(3.82)	$(2.57)	$(9.04)
Weighted average shares outstanding - basic and diluted	6,363,027	184,474	4,898,405	184,474

Net loss	(1,541,353)	(646,934)	(4,342,439)	(1,549,826)
Other comprehensive income (loss):
Foreign currency translation adjustments	29,988	(14,071)	81,313	(5,077)
Comprehensive loss	(1,511,365)	(661,005)	(4,261,126)	(1,554,903)
Less:
Net income attributable to non-controlling interests	-	(58,314)	(5,177)	(117,262)
Other comprehensive (income) loss attributable to non-controlling interests	-	(24,307)	32,967	(31,126)
Comprehensive (income) loss attributable to non-controlling interests	-	(82,621)	27,790	(148,388)
Comprehensive loss attributable to Eyegate Pharmaceuticals, Inc. stockholders	$(1,511,365)	$(743,626)	$(4,233,336)	$(1,703,291)

See accompanying notes to the condensed consolidated financial statements.

3

EYEGATE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS CONVERTIBLE PREFERRED STOCK

NON-CONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

	Convertible Preferred Stock								Non-	Total Convertible
	Series A		Series B		Series C		Series D		Controlling	Preferred
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Interest	Stock
Balance at December 31, 2014	2,483,692	$254,525	8,073,508	$6,926,180	3,351,156	$5,745,127	19,557,392	$23,482,834	$6,780,588	$43,189,254

Stock-based compensation										-
Issuance of common stock upon IPO										-
Expenses related to initial public offering										-
Conversion of preferred stock to common stock at $6.00 per share ($0.01 par value), net of deemed dividend of $8,222,008	(2,483,692)	(254,525)	(8,073,508)	(6,926,180)	(3,351,156)	(5,745,127)	(19,557,392)	(23,482,834)		(36,408,666)
Conversion of promissory notes to common stock at $4.20 per share										-
Beneficial conversion feature on conversion of Notes upon the IPO										-
Exercise of common stock options										-
Exercise of common warrants upon initial public offering										-
Conversion of non-controlling interest to common stock									(6,818,732)	(6,818,732)
Reclassification of previously issued warrant liability to stockholders' equity										-
Translation adjustment									32,967	32,967
Net income attributable to non-controlling interest									5,177	5,177

Balance at June 30, 2015	-	$-	-	$-	-	$-	-	$-	$-	$-

			Additional	Stockholders’	Accumulated Other	Deficit Accumulated During	Total Stockholders’
	Common Stock		Paid In	Notes	Comprehensive	Development	(Deficit)
	Shares	Amount	Capital	Receivable	Loss	Stage	Equity
Balance at December 31, 2014	201,787	$2,018	$10,055,613	$(58,824)	$56,544	$(56,862,152)	$(46,806,801)

Stock-based compensation			590,943				590,943
Issuance of common stock upon IPO	683,250	6,833	4,092,667				4,099,500
Expenses related to initial public offering			(1,373,858)				(1,373,858)
Conversion of preferred stock to common stock at $6.00 per share ($0.01 par value), net of deemed dividend of $8,222,008	4,567,782	45,678	36,362,988				36,408,666
Conversion of promissory notes to common stock at $4.20 per share	866,056	8,660	3,524,034				3,532,694
Beneficial conversion feature on conversion of Notes upon the IPO			1,663,873				1,663,873
Exercise of common stock options	23,075	231	14,717				14,948
Exercise of common warrants upon initial public offering	9,748	97	(97)
Conversion of non-controlling interest to common stock			6,818,732				6,818,732
Reclassification of previously issued warrant liability to stockholders' equity			79,930				79,930
Issuance of restricted stock	125,412	1,254	183,098				184,352
Adjustment for fractional shares	(17)
Translation adjustment					48,346		48,346
Net loss						(4,347,616)	(4,347,616)

Balance at June 30, 2015	6,477,093	$64,771	$62,012,640	$(58,824)	$104,890	$(61,209,768)	$913,709

See accompanying notes to the condensed consolidated financial statements.

4

EYEGATE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net loss	$(4,342,439)	$(1,549,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	684	943
Non-cash interest expense charge on beneficial conversion feature on notes	1,663,873	-
Non-cash interest expense on accounting of the debt discount	244,111	14,400
Fair value adjustment on common stock warrants	(223,172)	5,000
Stock-based compensation	775,295	24,089
Loss on cancellation of shareholders’ note receivable and related accrued interest receivable	-	200,758
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(107,206)	(371)
Refundable tax credit receivable	798	(33,315)
Other assets	327	(582)
Accounts payable	(228,337)	215,932
Accrued expenses	(524,986)	638,693
Net cash used in operating activities	(2,741,052)	(484,279)

Investing activities:
Restricted cash	(20,000)	-
Net cash used in investing activities	(20,000)	-

Financing activities
Proceeds from convertible notes payable	-	932,829
Exercise of common stock options	14,948	-
Proceeds from initial public offering	4,099,500	-
Offering costs	(293,381)	(540,834)
Payments grants payable	(32,628)	-
Net cash provided by financing activities	3,788,439	391,995
Effect of exchange rate changes on cash	79,577	(7,067)
Net increase (decrease) in cash	1,106,964	(99,351)
Cash, beginning of period	167,001	501,172
Cash, end of period	$1,273,965	$401,821
Supplemental disclosure of noncash investing and financing activities
Conversion of non-controlling interests to common stock	$6,818,732	$-
Conversion of preferred stock into common stock	$36,408,666	$-
Exercise of common warrants	$97	$-
Conversion of promissory notes and accrued interest into common stock	$3,532,694	$-
Deemed dividend on conversion of preferred stock	$8,222,008
Application of deferred offering costs on IPO	$1,148,994
Warrant liability reclassed to stockholders’ equity	$79,930
Warrants issued to related parties in conjunction with issuance of amended convertible notes		$1,147,000

See accompanying notes to the condensed consolidated financial statements.

5

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

EyeGate Pharmaceuticals, Inc. (“EyeGate” or the “Company”), a Delaware corporation, began operations in December 2004 and is a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye. EyeGate’s first product in clinical trials incorporates a reformulated topically active corticosteroid, dexamethasone phosphate, that is delivered into the ocular tissues though our proprietary innovative drug delivery system, the EyeGate® II Delivery System.

On February 13, 2015, the Company completed an initial public offering (“the IPO”) for 683,250 shares of common stock. The common stock was offered at an initial price to the public of $6.00 per share. The gross proceeds to the Company from this offering was approximately $4,100,000 before deducting underwriting discounts and other estimated offering expenses. The Company granted the representative of the underwriters a 45-day option to purchase up to 102,487 additional shares of its common stock to cover over-allotments, if any. The shares began trading on the OTCQB Venture Marketplace under the symbol "EYEG" on February 13, 2015 and the initial offering was closed on February 19, 2015. In related transactions, the Company converted all outstanding notes payable to shareholders and all shares of its convertible preferred stock to shares of common stock. The notes were converted to common shares at the discounted price of $4.20 per share and the preferred shares were converted at the ratio of 10.98 shares of the preferred stock to 1.00 share of common stock. As of June 30, 2015, there are 6,477,093 shares of common stock outstanding at a par value of $0.01. All preferred stock equity shareholder note and warrant liabilities have been extinguished.

Since its inception, EyeGate has devoted substantially all of its efforts to business planning, research and development, and raising capital.

The accompanying condensed consolidated financial statements have been prepared assuming that EyeGate will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At June 30, 2015, EyeGate has cash and cash equivalents of $1,273,965, and an accumulated deficit of $61,209,768. EyeGate has incurred operating losses and negative operating cash flows since inception, and future losses are anticipated. On August 5, 2015, the Company closed an underwritten public offering of 1,176,470 shares of its common stock and warrants to purchase 1,176,470 shares of its common stock at a combined public offering price of $8.50 per share of common stock and warrant, before underwriting discounts and commissions. The warrants have an exercise price of $10.62 per share, are immediately exercisable, and expire on August 5, 2020.  At the closing of the offering, the Company also issued and sold additional warrants to purchase up to 176,470 shares of common stock in connection with the full exercise of the underwriters’ over-allotment option to purchase additional warrants. The underwriters’ have 45 days to exercise an over-allotment option to purchase an additional 176,470 shares of common stock. The net proceeds to the Company were approximately $8.8 million, assuming no exercise of the warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. Including the proceeds from the August 5, 2015 closing, the Company will have sufficient cash to fund planned operations for approximately 15 to 18 months, however, the acceleration or reduction of cash outflows by management can significantly impact the timing for raising additional capital to complete development of its products. To continue development, EyeGate needs to raise additional capital through debt and/or equity financing, or access additional funding through grants. However, additional capital may not be available on terms favorable to EyeGate, if at all. Accordingly, no assurances can be given that management will be successful in these endeavors. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

6

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and EyeGate Pharma, wholly-owned subsequent to the IPO, majority owned prior to the IPO subsidiary of EyeGate, collectively referred to as the Company. The interests in EyeGate Pharma not owned by the Company prior to the IPO are reported in the consolidated balance sheet as of December 31, 2014 as non-controlling interests, a component of temporary equity, and the interest in the earnings or loss of the subsidiary not attributable to the Company is reported as net income (loss) attributable to non-controlling interests in the condensed consolidated statements of operations and comprehensive loss. Non-controlling interests represents the cumulative portion of equity and operating results of subsidiaries not owned by the Company. The non-controlling interests were convertible into shares of the Company’s convertible preferred stock (see Note 7) which were classified as temporary equity from January 1, 2015 through the date of the IPO, and for the three and six months ended June 30, 2014 and December 31, 2014 on the condensed consolidated balance sheet, and accordingly, the non-controlling interests are also classified as temporary equity on the condensed consolidated balance sheet. All inter-company balances and transactions have been eliminated in consolidation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Unaudited Interim Financial Information

The accompanying interim financial statements and related disclosures are unaudited, have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the results of operations for the periods presented. The year-end balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or for any other future year or interim period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions are required in providing for fair value of warrants, establishing useful lives of intangible property and equipment assets and conducting impairment reviews of long-lived assets. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known.

Foreign Currency Translation

Operations of EyeGate Pharma are conducted in euros which represent its functional currency. Balance sheet accounts of such subsidiary were translated into U.S. dollars at the exchange rate in effect at the balance sheet date and income statement accounts were translated to the average rate of exchange prevailing during the period. Translation adjustments resulting from this process, were included in accumulated other comprehensive income (loss) on the consolidated balance sheet.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with maturity of 90 days or less when acquired, that are not restricted as to withdrawal, to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which were nominal in amount, consisted of money market accounts that are readily convertible to cash. As of June 30, 2015 and December 31, 2014, the Company has classified $20,000 and $0 as restricted cash.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful life of 3 to 7 years for all assets. Maintenance and repair costs are expensed as incurred. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable, and recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset.

Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets and long-lived assets to be disposed of and considers whether long-lived assets held for use have been impaired whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Management makes significant estimates and assumptions regarding future sales, cost trends, productivity and market maturity in order to test for impairment. Management reports those long-lived assets to be disposed of and assets held for sale at the lower of carrying amount or fair value less cost to sell. Based on current facts, estimates and assumptions, management believes that no assets are impaired at June 30, 2015. There is no assurance that management’s estimates and assumptions will not change in future periods.

7

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Research and Development Expenses

Research and development expenditures are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, benefits, facilities, research-related overhead, sponsored research costs, contracted services, license fees, and other external costs. Because the Company believes that, under its current process for developing its product, viability of the product is essentially concurrent with the establishment of technological feasibility, no costs have been capitalized to date.

Income Taxes

The Company provides deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes the impact of an uncertain tax position in the financial statements if that position is more likely than not of being sustained by the taxing authority. As of June 30, 2015, the Company had no unrecognized uncertain tax positions.

Refundable Tax Credits for Research and Development

EyeGate Pharma is entitled to receive refundable tax credits associated with its research and development expenses in France. These tax credits can be realized, upon request of the Company, in the form of a cash payment or credits against tax liabilities. The Company records the refundable tax credit as income in the year in which the research and development expenses are incurred.

Sale of Stock by the Subsidiary

The Company is largely dependent on obtaining financing to generate sufficient cash to cover operating costs. Through 2011, EyeGate Pharma, periodically issued preferred shares in exchange for U.S. dollar proceeds. At December 31, 2014, these shares represent a 49.99% non-controlling interest in the subsidiary, which reduced the Company’s ownership interest in the subsidiary to 50.01%. The Company accounts for sale of stock by the subsidiary (of which there were no such sales in 2015 and 2014) as an equity transaction by recording the carrying value of the percentage of the equity sold as an increase in the non-controlling interest, with any excess proceeds representing a gain to the Company recorded to additional paid-in capital. On February 13, 2015, the Company exchanged shares of its common stock for the 49.99% non-controlling interest upon the consummation of the IPO.

Concentration of Credit Risk and Off-Balance-Sheet Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company invests cash in accredited financial institutions and cash equivalents in widely held money market funds. Consequently, such funds are subject to minimal credit risk.

The Company has no significant off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in stockholders’ equity during a period from transactions, and other events and circumstances from non-owner sources. The foreign currency translation adjustments (see above) are the Company’s only component of other comprehensive income (loss).

8

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees and others. The Company measures stock-based compensation cost to employees at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The Company estimates the fair value of stock options using a Black-Scholes valuation model. The Company recognizes compensation expense for non-employee stock option grants at the fair value of the goods or services received or the equity instruments issued, whichever is more reliably measurable. The Company recorded compensation expense for non-employee awards with graded vesting using the accelerated expense attribution method.

The Company records deferred tax assets for awards that result in deductions on the Company’s income tax returns, based on the amount of compensation expenses recognized and the Company’s statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax benefit realized on the Company’s income tax return are recorded in additional paid-in capital if the tax benefit exceeds the deferred tax asset, or in the consolidated statements of operations if the deferred tax asset exceeds the tax benefit and no additional paid-in capital exists from previous awards.

Net Loss per Share

Basic and diluted net loss per common share is based on the weighted average number of shares outstanding common stock.

In computing diluted loss per share, no effect has been given to the common shares issuable upon conversion or exercise of the following dilutive securities as the Company’s net loss would make the effect anti-dilutive.

	June 30, 2015 (unaudited)	December 31, 2014
Series A convertible preferred stock	-	625,895
Series B convertible preferred stock (including 525,004 shares from conversion of non-controlling interest)	-	1,262,651
Series C convertible preferred stock (including 187,183 shares from conversion of non-controlling interest)	-	537,233
Series D convertible preferred stock (including 358,146 shares from conversion of non-controlling interest)	-	2,145,810
Common stock warrants	637,980	18,176
Employee stock options	1,156,090	752,372
Total common shares issuable	1,794,070	5,342,137

The above table does not include shares issuable upon warrants issued to note holders or upon conversion of promissory notes (See Note 6) as the number of shares issuable under the warrants was not yet determinable at the grant date.

Fair Value of Financial Instruments

The carrying amounts of receivables and payables approximate their fair values due to the short-term nature of these financial instruments. As of June 30, 2015 and December 31, 2014, the fair value of the Company’s money market funds was $1,250,234 and $187, respectively.

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 - No observable pricing inputs in the market

9

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

The following table represents the fair value of the warrant liability measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total
As of December 31, 2014
Non-current liabilities:
Warrant liability	$-	$-	$303,102	$303,102

The following are the changes in the level 3 warrant liability for the six months ended June 30, 2015:

Beginning balance at December 31, 2014	$303,102
Settlement of warrant liability	(79,930)
Change in fair value	(223,172)
Ending balance at June 30, 2015	$0

On February 13, 2015, the warrant liability was settled upon the consummation of the IPO.

Deferred issuance costs

Deferred public offering costs, which primarily consist of direct, incremental legal and accounting fees relating to the Company’s initial public offering, are capitalized within deferred issuance costs. The deferred issuance costs were offset against IPO proceeds upon the consummation of the offering in February 2015. The Company had incurred approximately $1,149,000 in initial public offering costs as of December 31, 2014. In anticipation of a second public stock offering during 2015, the Company has incurred additional deferred issuance costs of $68,517 as of June 30, 2015. Similar to the process following the IPO, these deferred costs will offset against the proceeds upon consummation of the offering.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers .. This ASU provides a robust framework for addressing revenue issues. The core principle contained in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled in exchange for those goods and services. This pronouncement will be effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. During July 2015, the FASB approved the postponement of the effective date by one year. The Company will evaluate the impact of this ASU at such time as it begins to earn revenue.

10

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies - (continued)

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2014-15 on our financial statements and disclosures.

3. Property and Equipment

Property and equipment at June 30, 2015 and December 31, 2014 consists of the following:

	Estimated Useful Life (Years)	June 30, 2015 (Unaudited)	December 31, 2014
Laboratory equipment	7	$14,661	$14,661
Computer equipment	3	182,914	182,914
Computer software	3	46,038	46,038
Furniture, fixtures and office equipment	5	24,480	24,480
		268,093	268,093
Less accumulated depreciation		267,520	266,836
		$573	$1,257

Depreciation expense was $684 and $943 for the six month periods ended June 30, 2015 and 2014, respectively.

4. Accrued Expenses

Accrued expenses consist of the following:

	June 30, 2015 (Unaudited)	December 31, 2014
Payroll and benefits	$55,710	$168,269
Clinical trials	122,334	57,629
Consulting	18,500	8,917
Professional fees	108,454	534,984
Accrued interest	-	143,264
Total accrued expenses	$304,998	$913,063

11

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Grants Payable

In February 2007, the Company was awarded a second non-interest bearing grant from OSEO/Anvar of France. The balance of the grant payable was $0 and $36,401 at June 30, 2015 and at December 31, 2014, respectively. The Company, as of the issuance of this report, has paid the grant.

6. Debt

On December 21, 2012, the Company issued unsecured promissory notes (the “2012 Notes”) to certain stockholders in the aggregate principal amount of $525,000. The notes accrued interest at a rate of 8% per annum on the outstanding principal amount. The 2012 Notes were scheduled to mature December 10, 2013 at an aggregate repayment principal amount of $1,058,270 (the “premium” of $533,000 was recognized as additional interest through December 10, 2013) resulting in an effective interest rate of approximately 88%. On December 2, 2013, the 2012 Notes, the Company and the Requisite Holders agreed to extend the maturity of the notes until June 10, 2014. All other terms of the 2012 Notes remained the same. As discussed below, the 2012 Notes were amended and restated on June 6, 2014.

On July 20, 2013, the Company entered into a Convertible Promissory Note Purchase Agreement (“Note Purchase Agreement”), pursuant to which the Company could issue up to an aggregate principal amount of $1,500,000 of unsecured promissory notes (the “2013 Notes”) to certain stockholders. The 2013 Notes were scheduled to mature on July 29, 2014, and accrued interest at a rate of 8% per annum. In the event that the Company issued equity securities resulting in gross proceeds to the Company of at least $3 million prior to maturity, the Company was to pay the note holders the repayment principal and all accrued and unpaid interest, at such time. In the event that the Company consummated a sale of the Company, as defined, the Company was to, while the 2012 Notes remain outstanding and at the election of the holders of two-thirds of the aggregate principal outstanding either (i) pay the holders the repayment principal amount plus accrued interest or (ii) immediately prior to the closing, convert all outstanding principal and interest into the Company’s Series D convertible preferred stock at 87.5% of the Series D convertible preferred stock conversion price.

On July 29, 2013, the Company issued 2013 Notes in an aggregate principal amount of $968,970 pursuant to the Note Purchase Agreement. On February 28, 2014, the Company issued an additional aggregate principal amount of $446,151 in convertible promissory notes (the “2013 Notes”) and on April 15, 2014, the Company issued $16,667 of additional 2013 Notes. As discussed below, on June 6, 2014, the 2013 Notes were amended and restated along with the 2012 Notes.

On June 6, 2014, the Company entered into a Convertible Promissory Note and Warrant Purchase Agreement (“Note and Warrant Purchase Agreement”), pursuant to which the Company could issue up to an aggregate principal amount of $2,000,000 of unsecured promissory notes (the “2014 Notes”) to certain stockholders. The 2014 Notes mature on June 6, 2015, and accrue interest at a rate of 12% per annum. In the event that the Company issues equity securities, resulting in gross proceeds to the Company of at least $5 million prior to maturity, all outstanding principal and accrued and unpaid interest under the 2014 Notes will automatically convert into the newly issued equity securities at 70% of the offering price, as applicable, in connection with the closing of the first sale of the equity securities of the Company. In the event that the Company consummates a sale of the Company, as defined, the Company shall, while the 2014 Notes remain outstanding and at the election of the holders of two-thirds of the aggregate principal outstanding shall immediately prior to the closing, convert all outstanding principal and interest into the Company’s Series D convertible preferred stock (or other Subsequent Qualified Financing Instruments) at 70.0% of the Series D convertible preferred stock original issuance price.

The Company and each holder of 2012 and 2013 Notes executed an amended and restated promissory note (“Amended and Restated Notes”) in the principal amount of the sum of all outstanding principal and accrued and unpaid interest as at June 6, 2014, which aggregated approximately $2.1 million as of June 6, 2014. The Amended and Restated Notes have the same terms as the 2014 Notes.

As part of the Amended and Restated Notes, the requirement to pay the above mentioned premium of $533,000 on the 2012 Notes was rescinded. The Company determined that the restructuring and amendment of 2012 debt agreement resulted in a troubled debt restructuring, primarily due to concession in the form of the rescission of the premium and resulted in a gain of approximately $200,000. Since such note holders are also shareholders in the Company, such gain was recognized as a capital contribution by the note holders. The fair value of the warrants of approximately $260,000 (see discussion below) issued to such note holders was recorded as a warrant liability. The carrying amount of the Amended and Restated debt is approximately $660,000 at December 31, 2014, representing the expected, undiscounted cash flows over the term of the notes and the face amount is approximately $586,000.

12

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Debt - (continued)

The restructuring of the 2013 Notes resulted in a recognition of an extinguishment of debt as the terms of the new debt and of the original instrument are substantially different. The Company recorded a loss of $668,000, (the difference between the reacquisition price, consisting of the warrant issued and the fair value of the ‘new’ debt, and the net carrying amount of the debt before modification) and recorded the fair value of the warrant liability of approximately $668,000 separately. The loss has been recorded as a capital transaction as the Note holders are also Preferred Stockholders. Accordingly, the carrying value of the Amended and Restated debt was approximately $1.5 million at December 31, 2014.

On June 6, 2014, July 17, 2014 and December 19, 2014, the Company issued 2014 Notes in an aggregate principal amount of approximately $1,283,000 pursuant to the Note and Warrant Purchase Agreement, of which approximately $495,000 was received on June 6, 2014 and $288,000 was received on December 19, 2014 by the Company. The fair value of the warrants issued in July 17, 2014 with such debt of approximately $219,000 was recognized as a debt discount and accreted to interest expense over the one year maturity term of the debt. On December 19, 2014, the Company issued 2014 Notes in an aggregate principal amount of approximately $288,000 pursuant to the Note and Warrant Purchase Agreement. The fair value of the warrants issued on December 19, 2014 with such debt was approximately $34,000 was recognized as a debt discount and accreted to interest expense over the remaining maturity term of the debt. At December 31, 2014, the carrying amount of the 2014 Notes was approximately $1,039,000. On February 13, 2015, the unamortized debt discount was expensed upon the conversion of the latter to Common Stock. The Company recorded approximately $244,000 in additional interest expense.

The Company evaluated the features of the Amended and Restated Notes, and the 2014 Notes, to ascertain if the embedded conversion feature was required to be bifurcated and accounted for as a derivative. The Company evaluated whether the embedded feature met the definition of a derivative and determined that the conversion option does not as it does not meet the “net settlement” requirement. The underlying shares of the Company are those of a private company and are not considered readily convertible to cash, and therefore bifurcation is not required. The Company next considered whether the discount upon conversion required recognition of a beneficial conversion feature. Since the debt is only convertible in the instance of specific transactions, it is considered contingently convertible, and any beneficial conversion would only be recognized upon the occurrence of one of the contingent events.

The Company issued to each holder of a 2014 Note or the Amended and Restated Notes, a warrant exercisable for common stock of the Company if the Company consummates an initial public offering (“IPO”) on or prior to December 31, 2014 or Series D convertible preferred stock at the original issuance price of such equity issuance if the IPO is not consummated on or prior to December 31, 2014 or if the Company is sold in 2014 in an M&A transaction consummated prior to the closing of the IPO. Under such scenario the number of warrants exercisable into Series D convertible stock would be approximately 2.1 million shares at an exercise price of $1.22 per share. The number of shares subject to such Warrant shall be equal to the sum of (a) the principal amount of any Amended and Restated Notes of any holder or affiliates, as defined, and (b) the principal amount of any 2014 Notes of such holder issued by the Company, divided by (2) the original issue price of the Series D Preferred Stock or common stock at the IPO price.

Since the warrants are convertible into Series D Preferred Stock, which is a redeemable security and presented as temporary equity, these warrants are classified as liabilities.

The Company determined the fair value of the warrants issued on June 6, 2014 and July 17, 2014 was approximately $1,364,000, based upon the following assumptions:

•	The number of warrants to be issued and the strike price will be determined based upon future events, including potential sale, liquidation or IPO transactions as described above. The Company utilized a probability weighting of potential outcomes to estimate the number of warrants issuable, the type of underlying security, and the exercise price.

•	Volatility - 70%

•	Term - 0.5 years for an IPO scenario; 5 years for an M&A or liquidation scenario

•	Dividends - 0%

•	Discount rate - 0.6 - 1.6%

The Company determined the fair value of the warrants issued on December 19, 2014 was approximately $34,000, based upon the following assumptions:

•	The number of warrants to be issued and the strike price will be determined based upon future events, including potential sale, liquidation or IPO transactions as described above. The Company utilized a probability weighting of potential outcomes to estimate the number of warrants issuable, the type of underlying security, and the exercise price.

•	Volatility - 55%

•	Term - 0.25 years for an IPO scenario; 4.5 years for an M&A or liquidation scenario

•	Dividends - 0%

•	Discount rate - 0.6 - 1.74%

The Company utilized a probability weighting of the calculated values of the warrant utilizing a Black Scholes methodology to compute the estimated fair value. The Company will record changes in the fair value of the warrants in the statement of operations at each reporting period. The change in the fair value of the warrants for the six months ended June 30, 2015 was a decrease of approximately $223,000. The remaining warrant liability at February 13, 2015, was approximately $80,000 and was reclassified to additional paid in capital as the terms of any warrants were settled at the consummation of the IPO.

13

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Preferred Stock

At June 30, 2015 and December 31, 2014, the Company had 10,000,000 and 50,485,136 authorized shares of preferred stock respectively, of which through the date of the IPO 2,483,692 shares were designated as Series A convertible preferred stock (“Series A preferred stock”), 13,819,649 shares were designated as Series B convertible preferred stock (“Series B preferred stock”), 5,161,241 shares were designated as Series C convertible preferred stock (“Series C preferred stock”), and 29,020,554 shares were designated as Series D convertible preferred stock (“Series D preferred stock”).

As of December 31, 2014, the number of convertible preferred shares outstanding is as follows:

December 31, 2014
Series A convertible preferred stock	2,483,692
Series B convertible preferred stock	8,073,508
Series C convertible preferred stock	3,351,156
Series D convertible preferred stock	19,557,392
Total preferred shares	33,465,748

As of June 30, 2015, the Company had no outstanding shares of preferred stock.

14

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Preferred Stock - (continued)

Conversion

All outstanding shares of Series A, B, C and D preferred stock automatically converted to common stock immediately upon the closing of the Company’s initial public offering in February 2015 at the conversion rates of 1:0.251, 1:0.091, 1:0.091, and 1:0.091, respectively.

All series of preferred stock were classified as temporary equity as the preferred stock was redeemable at the option of the holder in the event of a change in control.

On February 13, 2015, the Company completed its Initial Public offering (“IPO”) and issued 683,250 common shares for net proceeds of approximately $2.7 million. In connection with the IPO, the Series A, B, C and D Preferred Stock were converted into 4,567,782 common shares at a 30% discount to the IPO price. The discount resulted in approximately $8,222,000 in a deemed dividend to the Preferred Stock holders. The Company also converted its 2012 - 2014 Convertible Notes of $3,532,694 into 866,056 common shares. The Notes were converted at a 30% discount to the IPO price which resulted in a beneficial conversion feature of $1,633,873 charged as interest expense for the six months ended June 30, 2015.

The Company issued 23,075 common shares in connection with an exercise of stock options for proceeds of $14,948.

The Company also acquired the remaining non-controlling interest of its SAS subsidiary, which resulted in the reclassification of the non-controlling interest to the Company’s additional paid-in-capital at the IPO date.

The warrant liability was extinguished as the terms of the warrants provided for were settled upon the IPO being completed. The warrant liability was computed through February 13, 2015 and the resulting change in fair value was recorded in the statement of operations and the warrant liability was reclassified to additional paid-in-capital.

8. Warrants

At June 30, 2015, the following warrants were outstanding:

	Number of Awards	Weighted Average Exercise Price	Weighted Average Remaining Term in Years
Outstanding at December 31, 2014	21,964	$4.52	1.56
Issued	630,733	$6.08	6.30
Exercised	(10,929)	$0.65
Forfeited	(3,788)	$14.45
Outstanding at June 30, 2015	637,980	$6.07	4.78

Warrants	Remaining Term	Exercise Price
7,247	.25	$5.16
630,733	6.30	$6.08

All of the warrant agreements contain a provision providing for a cashless exercise whereby, the number of warrants to be issued will be reduced by the number shares which could be purchased from the proceeds of the exercise of the respective warrant. The remaining warrants expire from 2015 through 2025.

15

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Non-controlling interests

Shares issuable upon the conversion of non-controlling interests as of December 31, 2014 are as follows:

Series B convertible preferred stock	525,004
Series C convertible preferred stock	187,183
Series D convertible preferred stock	358,146
1,070,333

The subsidiary shares were convertible to Series B, Series C or Series D preferred shares of the Company, respectively, or to common stock of the Company, at the option of the holder (voluntary exchange) or mandatorily upon the occurrence of a Mandatory Exchange Event, as defined in the Exchange Agreement and accordingly the non-controlling interests are classified as temporary equity. All shares held by the non-controlling interests were converted into preferred shares, then into shares of the Company’s common stock at the closing of the Company’s IPO.

16

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Stockholders’ Notes Receivable

In 2005 and 2006, certain of the Company’s stockholders and officers issued various promissory notes totaling $195,000 for the sale of common stock. The notes were full recourse and were collateralized by the shares of stock sold. The amended notes bore interest at 0.93%, effective October 1, 2012. The holders of these notes were granted an extension of maturity to October 1, 2016.

As of June 30, 2015 and December 31, 2014, $58,824 is outstanding.

11. Equity Incentive Plan

In 2005, the Company approved the 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan provides for the granting of options, restricted stock or other stock-based awards to employees, officers, directors, consultants and advisors. During 2010, the maximum number of common shares that may be issued pursuant to the 2005 Plan was increased to 891,222 shares. The Board is responsible for administration of the 2005 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of the Company’s voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company’s voting stock). Nonqualified stock options may be granted to any officer, employee, consultant or director at an exercise price per share of not less than the par value per share.

17

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Equity Incentive Plan - (continued)

The Company’s Board adopted the 2014 Equity Incentive Plan, or the (“2014 Plan”) and the Employee Stock Purchase Plan the (“ESPP”), and the Company’s stockholders approved the 2014 Plan and the ESPP Plan in February 2015. The maximum number of Common Shares that may be issued pursuant to the 2014 Plan and the ESPP is 728,597 and 70,567, respectively.

The following is a summary of stock option activity for the six months ended June 30, 2015:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Contractual Life (In Years)
Outstanding at beginning of year	752,372	$0.91	4.55
Granted	435,393	5.80	9.63
Exercised	(23,075)	$0.65
Expired (Forfeited)	(8,600)	$0.65
Outstanding at end of period	1,156,090	$2.69	4.84
Exercisable at end of period	841,031	$2.70	4.75
Vested and expected to vest at end of period	841,031	$2.70	4.75

No options were granted in 2014. In September 2014, the Company entered into two consulting arrangements that provided for 60,358 shares of common stock options issuable in connection with the Company’s IPO in February 2015.

The total stock-based compensation expense for employees and non-employees is included in the accompanying consolidated statements of operations and as follows:

	Six months Ended June 30,
	2015	2014
Research and development	$202,191	$8,949
General and administrative	573,104	15,140
	$775,295	$24,089

As of June 30, 2015, there is approximately $832,000 of total unrecognized compensation expense related to unvested stock-based compensation arrangements granted. That cost is expected to be recognized over a weighted average period of 3.38 years. The intrinsic value of stock options outstanding and exercisable at June 30, 2015 is approximately $1,537,000. The intrinsic value of the stock options exercised during 2015 was approximately $123,000.

At June 30, 2015, there were 445,771 options available under the 2005 and 2014 Plans. On May 1, 2015 the Board approved the issuance of 125,412 restricted shares under the 2014 Plan to two executives and seven members of the Board. The restricted shares vest 13 % on the issuance date and 29% on each of the following-June 30, 2015, September 30, 2015 and December 31, 2015.

18

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Commitments and Contingencies

Operating Leases

The Company has a lease for the rental of office space for its corporate headquarters. The lease covers the rental of up to 2,390 square feet.

The Company executed a lease agreement in January 2013 which expired in June 2013. The Company exercised its option to continue the lease on a month to month basis. The agreement is cancellable by either party with one month notice.

License Agreements

The Company is a licensee under two license agreements that grant the Company the exclusive right to commercialize the technology related to its proprietary drug delivery system. Both license agreements require the Company to pay royalties to the licensor based on revenues related to the licensed technology.

One of the license agreements requires the Company to pay an annual license fee of $12,500 and, beginning January 1, 2012, requires the Company to pay an annual minimum royalty of $100,000 until the Company has a product using the technology approved and available for commercial sale in the United States. This license also requires payments upon the Company’s achievement of certain milestones. Unless terminated pursuant to the license agreement, this license will expire 12 years after the date of the first commercial sale of a product containing the licensed technology. On July 7, 2014, the Company and the Licensor entered into an amendment of the license agreement, whereby the parties agreed to eliminate the past and future minimum royalty provisions and related obligations in exchange for the increase of certain future milestone payments, as well as the issuance of 15,036 shares of our common stock to the licensor. The Company extinguished $240,000, net of the fair value of the stock consideration received, in the year ended December 31, 2014.

Future minimum payments under the license as of March 31, 2015 are $12,500 per year. The payment for 2015 was remitted as of June 30, 2015.

Contingencies

The Company neglected to file its Reports of Foreign Bank and Financial Accounts (“FBAR”) for 2011 and 2012 as required by the Bank Secrecy Act. The Company’s failure to file an FBAR when required may result in civil penalties, criminal penalties or both. The Company could be subject to penalties up to the greater of $100,000 per year or 50% of the amount in the account at the time of the violation. On July 24, 2014, the Company filed the delinquent returns. As of June 30, 2015, the Company has not recorded an accrual related to this contingency as it has not been assessed a penalty and because management believes that the Company did not willfully fail to file FBAR and it has retained records of account, therefore, the Company may not be subject to a significant penalty.

19

EYEGATE PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Employee Benefit Plans

The Company has an employee benefit plan for its United States-based employees under Section 401(k) of the Internal Revenue Code. The Plan allows all eligible employees to make contributions up to a specified percentage of their compensation. Under the Plan, the Company may, but is not obligated to, match a portion of the employee contribution up to a defined maximum. The Company made no matching contribution for the six months ended June 30, 2015 and 2014.

14. Subsequent Events

On July 9, 2015, the Company entered into an exclusive, worldwide licensing agreement with a subsidiary of Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) ("Valeant") through which EyeGate has granted Valeant exclusive, worldwide commercial and manufacturing rights to its EyeGate® II Delivery System and EGP-437 combination product ("Product") in the field of uveitis, as well as a right of last negotiation to license the Product for other indications. Under the agreement, Valeant paid us an upfront payment of $1.0 million. We are eligible to receive milestone payments totalling up to $32.5 million, upon and subject to the achievement of certain specified developmental and commercial milestones. In addition, we are eligible to receive royalties based on a specified percent of net sales of our Product throughout the world, subject to adjustment in certain circumstances.

On August 5, 2015, the Company completed a public offering for 1,176,470 shares of common stock and warrants to purchase up to 1,176,470 shares of common stock. The Company received net proceeds of $8.8 million. The common stock and warrants were offered at a combined price to the public of $8.50 per share of common stock and warrant, and each warrant has a per share exercise price of $10.62. The warrants are exercisable immediately and expire five years from the date of issuance. The Company granted the representative of the underwriters a 45-day option to purchase up to 176,470 additional shares of its common stock at $8.50 per share and/or warrants to purchase up to 176,470 additional shares of common stock at the public purchase price of $0.01 per warrant.

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Item 2.      Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following section of this Quarterly Report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains statements that are not statements of historical fact and are forward-looking statements within the meaning of federal securities laws. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Factors that may cause our actual results to differ materially from those in the forward-looking statements include those factors described in “Item 1A. Risk Factors” beginning on page 25 of our Annual Report. You should carefully review all of these factors, as well as the comprehensive discussion of forward-looking statements on page 1 of this Quarterly Report on Form 10-Q.

Overview

We are a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye. EGP-437, our first and only product in clinical trials, incorporates a reformulated topically active corticosteroid, dexamethasone phosphate, that is delivered into the ocular tissues through our proprietary innovative drug delivery system, the EyeGate® II Delivery System. EGP-437 is being developed under the 505(b)(2) New Drug Application, or NDA, regulatory pathway for drugs submitted for approval to the U.S. Food and Drug Administration, or FDA, which enables an applicant to rely, in part, on the FDA’s findings of safety and efficacy for an existing product, or published literature, in support of its NDA. The EyeGate® II Delivery System and EGP-437 are designed to address two major issues in ophthalmic medicine: lack of patient compliance and safety. The EyeGate® II Delivery System features a compact, elegant, and easy-to-use device that we believe has the potential to deliver drugs non-invasively and quickly into the ocular tissues through the use of iontophoresis, which can accelerate the onset of action, dramatically reduce treatment frequency versus eye drops and sustain therapeutic effect. The EyeGate® II Delivery System is easy-to-use, only takes a few minutes to employ and has been utilized to administer more than 1,700 experimental treatments. We hold worldwide commercialization rights to the EyeGate® II Delivery System.

As we are in our developmental stage, we have not generated any revenue. We have never been profitable and, from December 26, 2004 (inception) through June 30, 2015, our losses from operations have been $61.2 million. Our net loss was approximately $4.3 million and $1.5 million for the six months ended June 30, 2015 and 2014, respectively. Similarly,our net loss was approximately $1.5 million and $0.6 million for the three months ended June 30, 2015 and 2014, respectively. We expect to incur significant expenses and increasing operating losses for the foreseeable future as we continue the development and clinical trials of, and seek regulatory approval for, our EGP-437 and EyeGate® II Delivery System, or the EGP-437 Combination Product, and any other product candidates we advance to clinical development. If we obtain regulatory approval for the EGP-437 Combination Product, we expect to incur significant expenses in order to create an infrastructure to support the commercialization of the EGP-437 Combination Product, including sales, marketing and distribution functions.

We will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenue to achieve profitability, and we may never do so.

We were formed in Delaware on December 26, 2004. We were originally incorporated in 1998 under the name of Optis France S.A. in Paris France. At that time, the name of the French corporation was changed to EyeGate Pharma S.A.S. and became a subsidiary of Eyegate Pharmaceuticals, Inc.

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Financial Overview

Research and Development Expenses

We expense all research and development expenses as they are incurred. Research and development expenses primarily include:

•	non-clinical development, preclinical research, and clinical trial and regulatory-related costs;

•	expenses incurred under agreements with sites and consultants that conduct our clinical trials;

•	expenses related to generating, filing, and maintaining intellectual property; and

•	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense.

Substantially all of our research and development expenses to date have been incurred in connection with EGP-437. We expect our research and development expenses to increase for the foreseeable future as we advance EGP-437 through clinical development, including the conduct of our planned clinical trials. The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. We are unable to estimate with any certainty the costs we will incur in the continued development of EGP-437. Clinical development timelines, the probability of success and development costs can differ materially from expectations.

We may never succeed in achieving marketing approval for our product candidate.

The costs of clinical trials may vary significantly over the life of a project owing to, but not limited to, the following:

•	per patient trial costs;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the cost of comparative agents used in trials;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of the product candidate.

We do not expect EGP-437 to be commercially available, if at all, for the next several years.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation. Our general and administrative expenses consisted primarily of payroll expenses for our full-time employees. Other general and administrative expenses include professional fees for auditing, tax, patent costs and legal services.

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We expect that general and administrative expenses will increase in the future as we expand our operating activities and incur additional costs associated with being a publicly-traded company and maintaining compliance with exchange listing and SEC requirements. These increases will likely include higher consulting costs, legal fees, accounting fees, directors’ and officers’ liability insurance premiums and fees associated with investor relations.

Total Other Income (Expense)

Total other income (expense) consists primarily of interest income we earn on interest-bearing accounts, and interest expense incurred on our outstanding debt including non-cash interest resulting from the accretion of original issue discount on certain of our outstanding notes. We also received the proceeds of certain research and development tax credits related to EyeGate Pharma S.A.S.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this Quarterly Report on Form 10-Q, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Accrued Research and Development Expenses

As part of the process of preparing financial statements, we are required to estimate and accrue research and development expenses. This process involves the following:

•	communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost;

•	estimating and accruing expenses in our financial statements as of each balance sheet date based on facts and circumstances known to us at the time; and

•	periodically confirming the accuracy of our estimates with selected service providers and making adjustments, if necessary.

Examples of estimated research and development expenses that we accrue include:

•	fees paid to contract research organizations and investigative sites in connection with clinical studies;

•	fees paid to contract manufacturing organizations in connection with non-clinical development, preclinical research, and the production of clinical study materials; and

•	professional service fees for consulting and related services.

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We base our expense accruals related to non-clinical development, preclinical studies, and clinical trials on our estimates of the services received and efforts expended pursuant to contracts with organizations/consultants that conduct and manage clinical studies on our behalf. The financial terms of these agreements vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts may depend on many factors, such as the successful enrollment of patients, site initiation and the completion of clinical study milestones. Our service providers invoice us as milestones are achieved and monthly in arrears for services performed. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. To date, we have not experienced significant changes in our estimates of accrued research and development expenses after a reporting period.

However, due to the nature of estimates, we cannot assure you that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical studies and other research activities.

Stock-Based Compensation

We have issued options to purchase our common stock. We account for stock based compensation in accordance with ASC 718, Compensation - Stock Compensation .. ASC 718 establishes accounting for stock-based awards exchanged for employee services. Under the fair value recognition provisions of ASC 718, share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service/vesting period. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility.

We estimate the grant date fair value of stock options and the related compensation expense, using the Black-Scholes option valuation model. This option valuation model requires the input of subjective assumptions including: (1) expected life (estimated period of time outstanding) of the options granted, (2) volatility, (3) risk-free rate and (4) dividends. Because share-based compensation expense is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeiture rates differ from those estimates. We have estimated expected forfeitures of stock options based on our historical turnover rate and used these rates in developing a future forfeiture rate. If our actual forfeiture rate varies from our estimates, additional adjustments to compensation expense may be required in future periods. In general, the assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

Significant Factors Used in Determining the Fair Value of Our Common Stock

The fair value of the shares of common stock that underlie the stock options we have granted under the plan has historically been determined by our board of directors based upon information available to it at the time of grant. Prior to December 31, 2011, our board of directors did not conduct any formal valuation procedure or commission any third party valuation or appraisal in connection with its determinations of the fair value of its common stock. Our board of directors considered the most persuasive evidence of fair value to be the prices at which our securities were sold in actual arms’ length transactions. Our board of directors also considered numerous objective and subjective factors in the assessment of fair value, including reviews of our business and financial condition, the conditions of the industry in which we operate and the markets that we serve and general economic, market and United States and global capital market conditions, an analysis of publicly traded peer companies, the lack of marketability of our common stock, the likelihood of achieving a liquidity event for the shares of common stock underlying the stock options in question, such as an initial public offering or sale, the preferences and privileges of the preferred stock and common stock, the status of strategic initiatives being undertaken by our management and board of directors and, after December 31, 2011, independent third party valuations of our common stock. All options have been granted at exercise prices not less than the fair value of the underlying shares on the date of grant.

During six months ended June 30, 2015, we granted options to purchase 435,393 shares of our common stock.

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Other Information

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (PCAOB) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (a) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more, (b) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering, (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Temporary Equity and Non-Controlling Interest

Prior to the IPO, certain of our convertible preferred stock issuances were sold jointly with shares of EyeGate S.A.S., (which were convertible into the corresponding convertible preferred stock upon certain circumstances) resulting in a non-controlling interest. Such non-controlling interest and the related convertible preferred stock are classified as temporary equity on our condensed consolidated balance sheet, and we record the interest in the earnings or loss of the subsidiary not attributable to us as net income (loss) attributable to non-controlling interests in the condensed consolidated statements of operations and comprehensive loss. In connection with the IPO, both the convertible preferred stock and the shares of our subsidiary not held by us were converted into shares of our Common Stock.

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 Results of Operations

Comparison of Three Months ended June 30, 2015 and 2014

The following table summarizes the results of our operations for the three months ended June 30, 2015 and 2014:

	Three Months Ended June 30, (Unaudited)
	2015	2014	Change
Operating expenses:
Research and development	$604,108	$92,435	$511,673
General and administrative	939,487	510,244	429,243
Total operating expenses	1,543,595	602,679	940,916
Other (expense) income, net:	2,242	(44,255)	46,497
Net loss	(1,541,353)	(646,934)	(894,419)
Net income attributable to non-controlling interest	-	(58,314)	58,314
Deemed dividend on preferred stock	-	-	-
Net loss to Eyegate Pharmaceuticals, Inc	$(1,541,353)	$(705,248)	$(836,105)

Research and Development Expenses.  Research and development expenses were $0.604 million for the three months ended June 30, 2015 compared to $0.092 million for the three months ended June 30, 2014. The increase of $0.512 million is primarily due to an increase in clinical activity related to the resumption of our Phase III clinical trials for the treatment of anterior uveitis.

General and Administrative Expenses.  General and administrative expenses were $0.939 million for the three months ended June 30, 2015 compared to $0.510 million for the three months ended June 30, 2014. The increase of $0.429 million was due primarily to an increase in Stock Compensation changes for options issued in connection with the Company’s IPO. Increases in payroll and other expenses were also realized as company operations have expanded following the IPO.

Other Income (Expense).  Total other income (expense) was $0.002 million and ($0.044) million for the three months ended June 30, 2015 and 2014, respectively. The 2015 activity is interest income earned while the 2014 activity was comprised primarily of $0.062 million in interest expense for shareholder loans which was offset by a research and development credit of $0.023 million realized by our French subsidiary.

Comparison of Six Months ended June 30, 2015 and 2014

The following table summarizes the results of our operations for the six months ended June 30, 2015 and 2014:

	Six Months Ended June 30, (Unaudited)
	2015	2014	Change
Operating expenses:
Research and development	$925,547	$310,303	$615,244
General and administrative	1,722,333	1,166,460	555,873
Total operating expenses	2,647,880	1,476,763	1,171,117
Other income (expense), net:	(1,694,559)	(73,063)	(1,621,496)
Net loss	(4,342,439)	(1,549,826)	(2,792,613)
Net income attributable to non-controlling interest	(5,177)	(117,262)	112,085
Deemed dividend on preferred stock	(8,222,008)	-	(8,222,008)
Net loss to Eyegate Pharmaceuticals, Inc	$(12,569,624)	$(1,667,088)	$(10,902,536)

Research and Development Expenses.  Research and development expenses were $0.926 million for the six months ended June 30, 2015 compared to $0.310 million for the six months ended June 30, 2014. The increase of $0.615 million is primarily due to an increase in clinical activity related to the resumption of Phase III clinical trials for the treatment of anterior uveitis.

General and Administrative Expenses.  General and administrative expenses were $1.722 million for the six months ended June 30, 2015 compared to $1.166 million for the six months ended June 30, 2014. The increase of $0.556 million was due primarily to an increase in Stock Compensation changes for options issued in connection with the Company’s IPO. Increases in payroll and other expenses were also realized as company operations have expanded following the IPO.

Other Income (Expense).  Total other income (expense) was ($1.694) million and ($0.073) million for the six months ended June 30, 2015 and 2014, respectively, and is mostly comprised of interest expense and, for 2015, the change in fair value of the warrant liability of ($223,000) which did not exist in the six months ended June 30, 2014. The interest and warrant activity during 2015 is significantly higher due to the equity changes resulting from the initial public offering and its related transactions.

Liquidity and Capital Resources

In addition to proceeds from the initial public offering of our common stock, or the IPO, we have funded our operations since inception through the issuance of convertible preferred stock, shares of our subsidiary and convertible promissory notes and, to a lesser extent, through research and development tax credits. Through June 30, 2015, we had raised a total of $61.7 million from such sales of our equity securities and debt instruments.

At June 30, 2015, we had cash and cash equivalents totaling $1.274 million.

The following table sets forth the primary sources and uses of cash for the six months ended June 30, 2015 and 2014:

	Six months ended June 30,
	2015	2014
Cash used in operating activities	$(2,741,052)	$(484,279)
Cash used in investing activities	(20,000)	-
Cash provided by financing activities	3,788,439	391,995

Comparison of Six Months Ended June 30, 2015 and 2014

Operating Activities.  Net cash used in operating activities was $2.741 million for the six months ended June 30, 2015, compared to net cash used in operating activities of $0.484 million for the six months ended June 30, 2014. The primary use of cash was to fund operating losses of $4.342 million in 2015 off-set in part by $1.910 million of non-cash interest expense related to the conversion of shareholders’ notes receivable to common stock. The remainder of the negative cash flows resulted from the extinguishment of operating liabilities after funds became available from the IPO proceeds.

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Financing Activities.  On February 19, 2015, we received gross proceeds of $4.10 million from the IPO. Net proceeds from the initial offering were $2.857 million after costs related to the offering were satisfied.

Funding Requirements and Other Liquidity Matters

Our EGP-437 Combination Product is still in clinical development. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

•	seek marketing approval for our EGP-437 Combination Product;

•	establish a sales and marketing infrastructure to commercialize our EGP-437 Combination Product in the United States, if approved;

•	add operational, financial and management information systems and personnel, including personnel to support our product development and future commercialization efforts.

The net proceeds from the IPO, together with our cash and cash equivalents as of June 30, 2015, will not enable us to fund our operating expenses and capital expenditure requirements for the next twelve months, thus we will need to raise additional funds. On August 5, 2015, we closed an underwritten public offering of 1,176,470 shares of our common stock and warrants to purchase 1,176,470 shares of our common stock at a combined public offering price of $8.50 per share of common stock and warrant, before underwriting discounts and commissions. The warrants have an exercise price of $10.62 per share, are immediately exercisable, and expire on August 5, 2020.  At the closing of the offering, we also issued and sold additional warrants to purchase up to 176,470 shares of our common stock in connection with the full exercise of the underwriters’ over-allotment option to purchase additional warrants. The underwriters’ have 45 days to exercise an over-allotment option to purchase an additional 176,470 shares of our common stock. The net proceeds to us were approximately $8.8 million, assuming no exercise of the warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because of the numerous risks and uncertainties associated with the development and commercialization of our EGP-437 Combination Product, if approved, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the development of our EGP-437 Combination Product.

Our future capital requirements will depend on many factors, including:

•	the costs, timing and outcome of regulatory review;

•	the costs of future commercialization activities, including product sales, marketing, manufacturing and distribution, for our EGP-437 Combination Product, if approved;

•	the revenue, if any, received from commercial sales of our EGP-437 Combination Product, if approved; and

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with pharmaceutical partners, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, including our EGP-437 Combination Product, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market EGP-437 that we would otherwise prefer to develop and market ourselves.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements at June 30, 2015.

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Contractual Obligations

During the six months ended June 30, 2015, there were no material changes to our contractual obligations and commitments described under Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report.

On July 9, 2015, the Company entered into an exclusive, worldwide licensing agreement with a subsidiary of Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) ("Valeant") through which we granted Valeant exclusive, worldwide commercial and manufacturing rights to our EyeGate® II Delivery System and EGP-437 combination product (the "Product") in the field of uveitis, as well as a right of last negotiation to license the Product for other indications. Under the agreement, we received an upfront cash payment, and expect to receive development-based milestone payments related to the completion of development for the indication of anterior uveitis and an approval-based milestone payment upon receipt of FDA approval of the Product. Additionally, we would receive royalties based on net sales, as well as additional milestone payments based on the achievement of certain cumulative sales milestones. We are responsible for the development of the Product in the U.S. for the indication of anterior uveitis, together with the costs associated therewith. Valeant has the right to develop the Product in the field outside of the U.S. and has agreed to fund 100% of any costs associated therewith.

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Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

Item 4.	Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that such information is accumulated and communicated to management, including the President and Chief Executive Officer, to allow timely decisions regarding required disclosures.

In connection with the preparation of this Quarterly Report on the Form 10-Q, our management, under the supervision and with the participation of our President and Chief Executive Officer, conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2015. Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and our management necessarily was required to apply its judgment in evaluating and implementing our disclosure controls and procedures. Based upon the evaluation described above, our President and Chief Executive Officer has concluded that he believes that our disclosure controls and procedures have the following material weaknesses existing as of the end of the period covered by this report, in providing reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our President and Chief Executive Officer, to allow timely decisions regarding required disclosures, and is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms:

•	Lack of experienced accounting and financial reporting personnel to manage the complexities of SEC financial reporting which resulted in significant changes to the financial statements as a result of our audit.

•	Due to the limited number of people working in the office, many critical duties are combined and given to the available employees. Presently, a single individual prepares and signs checks, reconciles bank accounts, performs all payroll duties, and maintains the general ledger.

•	Lack of adequate disclosure controls resulted in large audit adjustments related to a material contract.

If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC may be adversely affected.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the period covered by this Quarterly Report on Form 10-Q that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II-OTHER INFORMATION

Item 1.	Legal Proceedings.

While we are not currently a party to any legal proceedings, from time to time we may be a party to a variety of legal proceedings that arise in the normal course of our business.

Item 1A.	Risk Factors.

To our knowledge and except to the extent additional factual information disclosed in this Quarterly Report on Form 10-Q relates to such risk factors, there have been no material changes in the risk factors described in “Item 1A. Risk Factors” in our Annual Report.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Unregistered Sales of Equity Securities

None.

Use of Proceeds

In February 2015, we completed our IPO pursuant to a registration statement on Form S-1 (File No. 333-197725), which the SEC declared effective on February 12, 2015. In the IPO, Aegis Capital Corp. acted as the representative of the underwriters, Aegis Capital Corp. and Chardan Capital Markets, LLC, and both acted as the joint book-running managers. In the IPO, we issued and sold 683,250 shares of common stock at a public offering price of $6.00 per share, for aggregate offering proceeds of approximately $4.1 million.

The proceeds received by us from the IPO were approximately $3.9 million, net of underwriting discounts and commissions and estimated offering expenses payable by us.

As of June 30, 2015, we have used approximately $2.6 million of the net proceeds from the initial public offering as follows:

Professional services related to IPO and capital restructuring	$0.828 million
Research and development	0.926 million
General and administrative	0.828 million
Total	$2.582 million

Purchase of Equity Securities

We did not purchase any of our registered equity securities during the period covered by this Quarterly Report on Form 10-Q.

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Item 3.	Defaults Upon Senior Securities.

Not applicable.

Item 4.	Mine Safety Disclosures.

Not applicable.

Item 5.	Other Information.

None.

Item 6.	Exhibits

The exhibits filed as part of this Quarterly Report on Form 10-Q are set forth on the Exhibit Index immediately preceding such exhibits, and are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 12, 2015	By:	/s/ Stephen From
Chief Executive Officer and President

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EXHIBIT INDEX

The following exhibits are filed as part of this Quarterly Report on Form 10-Q. Where such filing is made by incorporation by reference to a previously filed document, such document is identified.

Exhibit
Number	Description of Exhibit

31.1#	Certification pursuant to Rules 13a-15(e) and 15d-15(e), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1#	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

#	This certification shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act.

33

EXHIBIT 31.1

Certification

I, Stephen From, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Eyegate Pharmaceuticals, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 12, 2015

/s/ Stephen From
Stephen From
President and Chief Executive Officer (Principal executive officer and principal financial and accounting officer)

EXHIBIT 32.1

CERTIFICATION OF PERIODIC FINANCIAL REPORT

PURSUANT TO 18 U.S.C. SECTION 1350

The undersigned officer of Eyegate Pharmaceuticals, Inc. (the “Company”) hereby certifies to his knowledge that the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (the “Report”) to which this certification is being furnished as an exhibit, as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company. This certification is provided solely pursuant to 18 U.S.C. Section 1350 and Item 601(b)(32) of Regulation S-K (“Item 601(b)(32)”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. In accordance with clause (ii) of Item 601(b)(32), this certification (A) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and (B) shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Date: August 12, 2015

/s/ Stephen From
Stephen From
President and Chief Executive Officer
(Principal executive officer and principal financial and accounting officer)